DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                                       September 30,      December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  696,527       $  503,249
PROPERTY, Net                             5,258,702        5,700,171
OTHER ASSETS                                 59,725           61,924

TOTAL                                    $6,014,954       $6,265,344

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  801,889       $  751,736

MINORITY INTEREST IN
REAL ESTATE JOINT VENTURE                   181,012          222,444

PARTNERS' EQUITY(DEFICIT):
     General Partners                       (87,119)         (84,529)
     Limited Partners                     5,119,172        5,375,693

  Total partners' equity                  5,032,053        5,291,164

TOTAL                                    $6,014,954       $6,265,344

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                       September 30,    September 30,
                                           2000             1999
REVENUES:
Rental Income                            $  782,414       $  725,364
Interest                                      1,891            2,474
     Total revenues                         784,305          727,838

EXPENSES:

Operating                                   454,557          383,475
General and administrative                   40,180           44,232
     Total expenses                         494,737          427,707

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             289,568          300,131
   EQUITY IN INCOME OF REAL ESTATE          (29,487)         (32,377)

NET INCOME                               $  260,081       $  267,754


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  257,480       $  265,076
    General partners                          2,601            2,678

TOTAL                                    $  260,081       $  267,754

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     8.39       $     8.64


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693           30,693

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                      September 30,     September 30,
                                           2000             1999


REVENUES:

Rental Income                          $2,184,154       $2,163,941
Interest                                    5,456            7,525
Total Revenues                          2,189,610        2,171,466

EXPENSES:
Operating                               1,250,752        1,199,359
General and Administrative                180,011          175,911
Total Expenses                          1,430,763        1,375,270

INCOME BEFORE MINORITY INTEREST
IN INCOME OF REAL ESTATE
JOINT VENTURE                             758,847          796,196

MINORITY INTEREST IN INCOME OF REAL
ESTATE JOINT VENTURE                      (87,868)         (87,602)

NET INCOME                               $670,979         $708,594


AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                          664,269          701,508
General Partners                            6,710            7,086

TOTAL                                     670,979          708,594

NET INCOME PER LIMITED
PARTNERSHIP UNIT                           $21.64           $22.86

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION               30,693           30,693

See accompanying notes to financial statements(unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

BALANCE AT JANUARY 1, 1999            ($78,101)     $6,012,109   $5,934,008

NET INCOME                               7,086         701,508      708,594
DISTRIBUTIONS                           (9,300)       (920,790)    (930,090)

BALANCE AT SEPTEMBER 30, 1999         ($80,315)     $5,792,827   $5,712,512

BALANCE AT JANUARY 1, 2000            ($84,529)     $5,375,693   $5,291,164

NET INCOME                               6,710         664,269      670,979
DISTRIBUTIONS                           (9,300)       (920,790)    (930,090)

BALANCE AT SEPTEMBER 30, 2000         ($87,119)     $5,119,172   $5,032,053


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                    September 30,     September 30,
                                        2000              1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 670,979        $708,594

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        440,813         440,812
     Loss on disposal of
     property and equipment                  656
     Minority interest in income
       of real estate joint venture       87,868          87,602
     Changes in assets and
      	liabilities:

     Decrease(increase) in other assets    2,199         (13,078)
    (Increase)decrease in liabilities     50,153          (8,023)

Net cash provided by
  operating activities                 1,252,668       1,215,907

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (930,090)       (930,090)
     Distributions paid to
       minority interest in
       real estate joint venture        (129,300)       (110,700)
Net cash used in financing activities (1,059,390)     (1,040,790)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      193,278         175,117

CASH AND CASH EQUIVALENTS:

     At beginning of period              503,249         633,690
     At end of period                  $ 696,527        $808,807


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph
W. Conway) and limited partners owning 30,693 limited partnership units.

The accompanying financial information as of September 30, 2000, and for the periods ended September 30, 2000, and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of September 30, 2000, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and improvements             11,018,002
        Total                                  13,747,792
        Less: Accumulated Depreciation        ( 8,489,090)
        Property - Net                       $  5,258,702




3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.